Nobel Learning Communities, Inc. Reports Improved Third Quarter Results

Earnings in the Quarter Up 100% From Year Ago Quarter on Positive Enrollment Growth

WEST CHESTER, PA -- (Marketwire - May 12, 2011) - Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary schools, and middle schools and K-12 online distance learning, today reported financial results for the third quarter (thirteen weeks) of fiscal 2011, which ended April 2, 2011.

Net income and earnings per share for the third quarter increased 100% to $2.3 million, or $0.22 per diluted share compared to $1.2 million, or $0.11 per diluted share, for the third quarter of fiscal 2010. Third quarter revenues rose 5% to $63.2 million compared to $60.2 million in the third quarter of fiscal 2010. Adjusted EBITDA in the third quarter of fiscal 2011 was $6.7 million an increase of 22% compared to $5.5 million in the comparable year ago quarter. On a trailing 12 month basis, adjusted EBITDA increased to $18.0 million.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., said, "Our best enrollment growth in over 3 years led to our second consecutive quarter of comparable school revenue growth, with comparable school revenue increasing by over 4%. In a period where employment growth is beginning to gain traction, we believe we are being rewarded with increased enrollment for the investments we made in our schools, curriculum, teachers and administrators at a time when the industry was in recession. In addition to improving the quality of our educational product, we continue to raise the efficiency and productivity of our educational delivery system, which has enabled us to expand margins, increase operating leverage and strengthen our balance sheet. In just the last three months, we generated over $13 million in cash from operations, and in the last year, $18 million in adjusted EBITDA, which is providing us with the resources to further grow the value of our brand."

For the quarter, comparable school revenue was up 4.1%, representing a 100 basis point sequential improvement from a 3.1% increase in the second fiscal quarter of the current year. School gross profit for the third quarter of fiscal 2011 was $10.3 million, up 23% from $8.4 million in the third quarter of fiscal 2010. School gross margins in the quarter were 16.3%, a 240 basis point improvement from 13.9% in the same quarter a year ago, primarily due to a 260 basis point improvement in comparable school gross margins. General and administrative expenses in the third quarter of the current year were $6.1 million, up just 3% compared to $5.9 million a year ago, primarily due to an increase in incentive compensation accruals.

During the quarter the company acquired five preschools located in the Washington, D.C. metropolitan area and surrounding counties, with expected annualized revenue of approximately $7.0 million. The acquisition was completed through the use of existing cash resources and at the end of the third quarter, the Company had over $54 million available on its credit facility, up from $50 million as of the end of the second quarter. The existing facility is for $75 million and is committed through June 2013.

Nine Month Results

For the first nine months of fiscal 2011, revenues increased 3.9% to $176 million on a 1.9% increase in comparable school revenue. Net income for the first nine months of 2011 was $1.7 million, or $0.16 per fully diluted share, both up 130%, compared to net income of $746,000, or $0.07 per fully diluted share a year ago.

Mr. Bernstein concluded, "Our schools are performing more efficiently as a result of both our productivity enhancements and an increase in comparable school enrollment. While we have worked hard to achieve improved enrollments, we are now facing our steepest enrollment improvement period from last year at the same time that meaningful increases in employment levels appear to have stalled. Given this trend, it is our expectation that the rate of comparable school revenue growth will moderate in the fourth quarter, rather than continue its trend of sequential improvement."

About Nobel Learning Communities

Nobel Learning Communities operates a national network of 190 nonsectarian private Pre-K and K+ schools and a global K-12 online distance learning community. All Nobel Learning schools are dedicated to providing a high-quality private education, through small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty schools. For more information, please visit www.NobelLearning.com.

Safe Harbor Statement
Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward- looking statements. Potential risks and uncertainties include among others, the implementation and results of the Company's ongoing strategic initiatives; the Company's ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and the impact on our business and the price of our common stock caused by the concentration of ownership of our common stock. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted EBITDA in this release is a non-GAAP financial measure. EBITDA is commonly presented as a reconciliation starting with net income. Due to the number of non-operating related items included in net income, we present Adjusted EBITDA. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

NLCI-G
NLCI-F

                      Nobel Learning Communities, Inc.
                   Consolidated Statements of Operations
  For the Thirteen and Thirty-Nine Weeks Ended April 2, 2011 and March 27,
                                    2010
  (Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
                                (Unaudited)

                        Thirteen Weeks Ended       Thirty-Nine Weeks Ended
                     --------------------------  --------------------------
                       April 2,      March 27,     April 2,      March 27,
                         2011          2010          2011          2010
                     ------------  ------------  ------------  ------------

Revenues             $     63,235  $     60,188  $    176,017  $    169,404
                     ------------  ------------  ------------  ------------
Gross profit               10,317         8,366        22,815        19,928
General and
 administrative
 expenses                   6,056         5,877        18,722        16,606
                     ------------  ------------  ------------  ------------
Operating income            4,261         2,489         4,093         3,322
  Interest expense            364           495         1,132         1,077
  Other income                 (6)           (8)          (15)          (23)
                     ------------  ------------  ------------  ------------
Income from
 continuing
 operations before
 income taxes               3,903         2,002         2,976         2,268
Income tax expense          1,510           771         1,020           872
                     ------------  ------------  ------------  ------------
Income from
 continuing
 operations                 2,393         1,231         1,956         1,396
Loss from
 discontinued
 operations, net of
 income tax effect            (80)          (73)         (240)         (650)
                     ------------  ------------  ------------  ------------
Net income           $      2,313  $      1,158  $      1,716  $        746
                     ============  ============  ============  ============

Weighted average
 common shares
 outstanding:
Basic                      10,551        10,551        10,551        10,525
Diluted                    10,657        10,612        10,613        10,622

Income from
 continuing
 operations          $       0.23  $       0.12  $       0.19  $       0.13
Loss from
 discontinued
 operations                 (0.01)        (0.01)        (0.02)        (0.06)
                     ------------  ------------  ------------  ------------
Net income per basic
 common shares
 outstanding         $       0.22  $       0.11  $       0.16  $       0.07
                     ============  ============  ============  ============

Income from
 continuing
 operations          $       0.22  $       0.12  $       0.18  $       0.13
Loss from
 discontinued
 operations                 (0.01)        (0.01)        (0.02)        (0.06)
                     ------------  ------------  ------------  ------------
Net income per
 diluted common
 shares outstanding  $       0.22  $       0.11  $       0.16  $       0.07
                     ============  ============  ============  ============

               Reconciliation of Non-GAAP Financial Measures
---------------------------------------------------------------------------

                         Thirteen Weeks Ended      Thirty-Nine Weeks Ended
                     --------------------------  --------------------------
                        April 2,     March 27,      April 2,     March 27,
                         2011          2010          2011          2010
                     ------------  ------------  ------------  ------------

Net Income           $      2,313  $      1,158  $      1,716  $        746
Interest expense              364           495         1,132         1,077
Tax expense
 (benefit)                  1,510           771         1,020           872
Depreciation and
 amortization
 expense                    2,135         2,558         6,873         7,525
                     ------------  ------------  ------------  ------------
EBITDA               $      6,322  $      4,982  $     10,741  $     10,220
Loss from
 discontinued
 operations, net of
 income tax and
 depreciation                  80            73           240           639
Stock compensation
 expense                      238           258           762           832
DOJ litigation costs           12           157           693           570
Non-capitalizable
 transaction costs
 from acquisitions             27            33            61           175
                     ------------  ------------  ------------  ------------
Adjusted EBITDA      $      6,679  $      5,503  $     12,497  $     12,436
                     ============  ============  ============  ============

                        Trailing
                         Twelve
                         Months
                     ------------

Net Income           $      2,843
Interest expense            1,626
Tax expense                 1,591
Depreciation and
 amortization
 expense                    9,343
                     ------------
EBITDA               $     15,403
Net loss from
 discontinued
 operations, net of
 depreciation                 424
Stock compensation
 expense                    1,036
DOJ litigation costs        1,084
Non-capitalizable
 transaction costs
 from acquisitions             64
                     ------------
Adjusted EBITDA      $     18,011
                     ============

Selected Balance
 Sheet data:                    As of
                     --------------------------
                        April 2,      July 3,
                          2011          2010
                     ------------  ------------

Cash and cash
 equivalents         $      3,239  $      1,606
Property and
 equipment, net            29,080        29,044
Goodwill and
 intangible assets,
 net                       94,719        91,337
Deferred revenue           18,876        15,756
Total debt                 18,000        21,500
Stockholder's equity $     74,450  $     71,980

Number of schools             190           184

Certain reclassifications have been made to the prior year condensed financial statements to conform to the current period presentation. Certain financial information is presented on a rounded basis, which may cause minor differences.

Contact:
Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000